Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

Quanterix Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carryforward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(c), 457(f)(1)	18,222,826	—	$140,862,445	0.00015310	$21,566
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—
	Total Offering Amounts					$140,862,445	0.00015310	$21,566
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$21,566

(1)

Represents the estimated maximum number of shares of common stock of Quanterix Corporation (“Quanterix”), par value $0.001 per share (“Quanterix Common Stock”), estimated to be issued to holders of common stock of Akoya Biosciences, Inc. (“Akoya”), par value $0.00001 per share (“Akoya Common Stock”), in connection with the consummation of the merger of Wellfleet Merger Sub, Inc., a wholly owned subsidiary of Quanterix, with and into Akoya, with Akoya continuing as the surviving corporation and becoming a wholly owned subsidiary of Quanterix (the “Merger”), as described in this joint proxy statement/prospectus. The number of shares of Quanterix Common Stock being registered is based upon the product of (A) 0.318, the exchange ratio for the Merger and (B) (i) 49,588,743, the number of shares of Akoya Common Stock outstanding as of February 5, 2025, (ii) 2,427,961, the number of shares of Akoya Common Stock issuable in respect of Akoya restricted stock units outstanding as of February 5, 2025 or that may be granted after such date and prior to completion of the Merger, and (iii) 5,287,779 , the number of shares of Akoya Common Stock issuable in respect of options to purchase Akoya Common Stock outstanding as of February 5, 2025 or that may be granted after such date and prior to completion of the Merger.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of Quanterix Common Stock was calculated on the basis of (i) $7.73, the average of the high and low prices per share of Akoya Common Stock on the Nasdaq Global Market on February 11, 2025, multiplied by (ii) 18,222,826, the maximum number of shares of Quanterix Common Stock estimated to be issued in the Merger (including shares issuable in respect of Akoya restricted stock units and options to purchase Akoya Common Stock).

(3)

Pursuant to Rule 457(o) of the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price.